Exhibit 99.1

IKON NAMES HICKLING AS HEAD OF OPERATIONS, PROMOTES HERSHEY TO GENERAL COUNSEL

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the appointment of Jeffrey W. Hickling to the position of senior vice president of operations, and the promotion of Mark A. Hershey to the position of senior vice president, general counsel and secretary. Both Hickling and Hershey will report to Matthew J. Espe, IKON’s chairman and chief executive officer.

As senior vice president of operations, Hickling will provide leadership to IKON’s customer care centers and supply chain organization. Hickling brings nearly three decades of experience with General Electric Corporation in management, operations, marketing, finance and Six Sigma roles. Hickling held leadership positions in a number of GE business units, including chief operating officer for GE Supply, where he was responsible for all purchasing, logistics and information technology initiatives for that business. Most recently, he served as general manager of integration for GE Infrastructure, where he led the incorporation of acquisitions for four major businesses. Hickling holds a bachelor’s degree from Colgate University, and is a graduate of GE’s executive development program.

Hershey will be responsible for IKON’s legal and regulatory affairs. Hershey spent six years with IKON in positions of increasing responsibility, most recently serving as vice president of transactional law. He has an in-depth understanding of IKON’s business, related laws and regulations and corporate governance matters. Prior to joining IKON, Hershey was an associate in the corporate department of Stradley, Ronon in Philadelphia, specializing in mergers and acquisitions and technology law. He holds a bachelor’s degree in finance from The Pennsylvania State University and earned his J.D. from Villanova University School of Law.

“We are very pleased that Jeff and Mark are joining the senior leadership team,” said Matthew J. Espe, chairman and chief executive officer, IKON Office Solutions. “Both leaders bring deep expertise and experience in their respective fields, and I’m confident they will further strengthen the management team and ensure a seamless transition. Jeff brings considerable operational leadership and process improvement expertise from his tenure with GE, which will enable us to take our operations to the next level. And Mark is a great example of the power of succession planning. He has been coached and prepared for his new role by our current general counsel, and brings a robust understanding of our business, as well as the laws and regulations that govern businesses in today’s operating environment.”

Hickling will succeed Carlyle H. Singer, who is leaving IKON to pursue other opportunities. Hershey will succeed Don H. Liu, who is leaving IKON to become senior vice president and general counsel of Toll Brothers, Inc.

About IKON

IKON Office Solutions Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. IKON represents one of the industry’s broadest portfolios of document management services, including professional services, on-site managed services, legal document services, customized workflow solutions, and comprehensive support through its service force of 16,600 employees, including its team of 7,000 customer service technicians and support resources worldwide. With Fiscal 2004 revenues of $4.65 billion, IKON has approximately 500 locations throughout North America and Western Europe.

GIKN

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